                                                                    EXHIBIT 99.7

                          MEDICAL MANAGER CORPORATION
                           669 RIVER DRIVE, CENTER 2
                      ELMWOOD PARK, NEW JERSEY 07407-1361

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2000

To the Stockholders of Medical Manager Corporation:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Medical
Manager Corporation will be held at           on             , 2000, at
          a.m., Eastern time, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 13, 2000, between Medical Manager and Healtheon/WebMD Corporation, as amended on June 18, 2000, which provides for the merger of Medical Manager and Healtheon/WebMD. Under the terms of the merger agreement, each issued and outstanding share of common stock of Medical Manager will be converted into the right to receive 2.5 shares of common stock of Healtheon/WebMD. As a result of this transaction, Medical Manager will merge with and into Healtheon/WebMD, and Healtheon/WebMD will be the surviving corporation.

     A copy of the merger agreement between Medical Manager and Healtheon/WebMD is attached as Annex A to the accompanying proxy statement/prospectus.

     Only stockholders of record at the close of business on             , 2000
will be entitled to vote at the special meeting. The stock transfer books will not be closed.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     All stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

                                       By Order of the Board of Directors
                                       of Medical Manager Corporation,

                                       Charles A. Mele
                                       Executive Vice President -- General
                                       Counsel and Secretary

Elmwood Park, New Jersey
            , 2000

                            YOUR VOTE IS IMPORTANT.
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.